Exhibit 4.25

Description of Common Stock

The following summary description of the common stock of AIM ImmunoTech Inc. (“we”, “our” or “us”) is based on the provisions of our amended and restated certificate of incorporation as amended (“Certificate of Incorporation”), as well as our amended and restated bylaws (“Bylaws”), and the applicable provisions of the Delaware General Corporation Law. This information is qualified entirely by reference to the applicable provisions of our Certificate of Incorporation, Bylaws, and the Delaware General Corporation Law. Our Certificate of Incorporation and Bylaws have previously been filed as exhibits with the Securities and Exchange Commission.

Voting Rights

Holders of our common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our common stock are not entitled to cumulative voting rights.

Dividend Rights

Subject to the terms of any then outstanding series of preferred stock, the holders of our common stock are entitled to dividends in the amounts and at times as may be declared by our board of directors out of funds legally available therefor.

Liquidation Rights

Upon liquidation or dissolution, holders of our common stock are entitled to share ratably in all net assets available, if any, for distribution to stockholders after we have paid, or provided for payment of, all of our debts and liabilities, and after payment of any liquidation preferences to holders of any then outstanding shares of preferred stock.

Other Matters

Holders of our common stock have no redemption, conversion or preemptive rights. There are no sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock that we may issue in the future.

All of our outstanding shares of common stock are fully paid and nonassessable.

Anti-Takeover Effects of Provisions of Delaware Law, Our Certificate of Incorporation,

Our Bylaws and Our Stockholders’ Rights Plan

Delaware Anti-Takeover Law

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, our board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
●	on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;
●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years before the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Certificate of Incorporation and Bylaws

Our certificate of incorporation and/or bylaws provide that:

●	our bylaws may be amended or repealed by our board of directors or our stockholders;
●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of our board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;
●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors; and
●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Stockholder Rights Plan

On November 19, 2002, our board of directors declared a dividend distribution of one Right (a “Right”) for each outstanding share of common stock to stockholders of record at the close of business on November 29, 2002. On November 14, 2017, at the direction of our board of directors, we amended and restated our Rights Agreement with American Stock Transfer & Trust Company, LLC, as amended and restated, or the Rights Agreement. Each Right entitles the registered holder to purchase from us a unit consisting of one one-hundredth of a share, or a Unit, of Series A Junior Participating Preferred Stock, par value $0.01 per share, or the Series A Preferred Stock, at a Purchase Price of $21.00 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement. Termination of the Rights Agreement was extended and now terminates on May 15, 2023, subject to further extensions. The foregoing description of the Rights and the Rights Agreement are qualified in their entire by reference to the disclosure in our Registration Statement on Form 8-A12B (No. 0-27072) as amended and the Rights Agreement filed therewith, filed with the SEC, with such filing and exhibit being herein incorporated by reference.

The Rights and the Rights Agreement are described in the Original 8-A, and such descriptions, as amended hereby, are incorporated by reference herein. The Original Agreement is included as an exhibit to the Company’s Registration Statement on Form 8-A12G (File No. 000-27072) filed with the SEC on November 20, 2002, the 2012 Amendment is included as an exhibit to the Company’s Registration Statement on Form 8-A12G/A (File No. 000-27072) filed with the SEC on November 2, 2012, the 2017 Amendment is included as an exhibit to the Company’s Registration Statement on Form 8-A12B (File No. 001-27072) filed with the SEC on November 14, 2017 and the November 2022 Amendment is included as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2022 (File No. 001-27072) filed with the SEC on November 14, 2022. All of the foregoing are incorporated by reference herein.

Potential Effects of Authorized but Unissued Stock

We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions or payment as a dividend on the capital stock.

The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our management. In addition, our board of directors has the discretion to determine designations, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock, all to the fullest extent permissible under the Delaware General Corporation Law and subject to any limitations set forth in our certificate of incorporation. The purpose of authorizing our board of directors to issue preferred stock and to determine the rights and preferences applicable to such preferred stock is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible financings, acquisitions and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from acquiring, a majority of our outstanding voting stock.